EXHIBIT 10.1
MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT is entered into as of June 24, 2008 (this “Agreement”), by and between Jacksonville Bancorp, Inc., a Florida corporation (“JBI”), and Heritage Bancshares, Inc., a Florida corporation (“HBI”).

RECITALS

WHEREAS, JBI and HBI are parties to that certain Agreement and Plan of Merger dated as of January 28, 2008 (the “Merger Agreement”); and

WHEREAS, the board of directors of JBI and the board of directors of HBI have determined that it is in the best interests of their respective corporations and shareholders to terminate the Merger Agreement as provided herein, effective immediately upon execution of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Termination of Merger Agreement.

a. Pursuant to Section 10.1(a) of the Merger Agreement, and effective immediately upon the execution of this Agreement, the Merger Agreement is hereby terminated and shall be of no further force or effect, and there shall be no further obligations, or restrictions on future activities on the part of JBI or HBI, except as otherwise explicitly set forth in this Agreement.

b. As a result of the termination of the Merger Agreement as set forth in Section 1(a) above, JBI and HBI agree and acknowledge that the Stockholders Agreement and the Non-Competition Agreements related to the sale of goodwill, each dated as of January 28, 2008, shall terminate effective immediately upon execution of this Agreement, and shall be of no further force or effect.

2. Survival of Confidentiality Obligations and Other Provisions of Merger Agreement.

a. Notwithstanding anything contained in this Agreement to the contrary, and in accordance with Section 10.2(a) of the Merger Agreement, Sections 8.2, 8.7, 10.2 and Article 11 of the Merger Agreement shall survive and remain in full force and effect in accordance with their terms.

b. Each of HBI and JBI shall promptly return or use its reasonable efforts to destroy all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) (“Proprietary Information”) of the other party (except for such agreements, documents, contracts, instruments, books, records, material and other information that is otherwise publicly available), as well as all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the party's possession or in the possession of any of its representatives. Notwithstanding the return or destruction of any Proprietary Information, or documents or material containing or reflecting any Proprietary Information, the parties will continue to be bound by their obligations of confidentiality and other obligations under Section 8.2 of the Merger Agreement.

3. Mutual Discharge and Release. Each party hereto, on behalf of itself and its affiliates, subsidiaries, directors, and to the extent legally permissible, its officers and employees, and the successors and assigns of each of them (each, a “Releasing Party”), hereby fully, finally and forever releases the other party hereto and each of its respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has, has had or may have, arising out of, relating to, or in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, provided that nothing in this Section 3 shall impair the survival and full force of the provisions of the Merger Agreement set forth in Section 2(a) hereof. By authorizing the execution of this Agreement, each member of the board of directors of each party acknowledges and agrees (and shall be estopped from arguing otherwise) that they are bound by this release.

4. Expenses. Each party agrees that it shall bear all costs and expenses incurred by it and its affiliates and subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby, and this Agreement, without recourse to the other party.

5. Representations and Warranties. Each of JBI and HBI hereby represents and warrants to the other party that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions of this Agreement, (b) this Agreement has been duly authorized, executed and delivered by such party, and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity. Each party agrees that no party is in breach or default of the Merger Agreement, and each party has agreed to the terms of, and has executed, this Agreement without admitting any liability or wrongdoing of any nature.

6. Public Announcement. Promptly following the execution of this Agreement, JBI and HBI will issue the joint press release (the “Joint Press Release”) attached as Exhibit 1 to this Agreement. JBI will promptly prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K disclosing the termination of the Merger Agreement. Except as described above or as required by law or applicable listing agreement, no other press release or other form of public announcement shall be issued regarding this Agreement and the termination of the Merger Agreement by either JBI or HBI without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, both JBI and HBI will be permitted to make reference to the matters addressed in this Agreement in other press releases or required filings with the SEC, provided that such references are consistent in substance with the Joint Press Release or are required by applicable law or listing requirements and each may issue general communications regarding the termination of the Merger Agreement to its employees and customers.

7. Non-Disparagement. Except as required by applicable law or the rules or regulations of any governmental authority or by the order of any court of competent jurisdiction, each party agrees that such party shall not, directly or indirectly (through such party’s affiliates or otherwise), make, publish or cause to be made or published any statement or remark concerning the subject matter of the Merger Agreement, the participation or involvement of the parties in the transactions contemplated by the Merger Agreement or the reasons for or any of the events or circumstances surrounding the termination of the transactions contemplated by the Merger Agreement that could reasonably be understood as disparaging the business or conduct of the other party or its respective affiliates or as intended to harm the business or reputation of the other party or its respective affiliates.

8. Nonsolicitation. For a period of three years following the date of this Agreement, neither party will solicit any Customer of the other as a means to offer banking services to any Customer. Notwithstanding the foregoing, each party shall be permitted to (a) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily targeted to or targeted at a Customer, including without limitation, campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust, credit cards or other financial services relationships with such Customer, and (b) respond to unsolicited inquiries. For purposes of this Agreement, a Customer shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, governmental agency, or other entity which has a deposit account or loan outstanding with such party as of the date of this Agreement. The term "Customer" shall not be deemed to include any Customer of either party that also has a business relationship with the other party as of the date of this Agreement. In addition, each party agrees that, for a period of three years following the date of this Agreement, it shall not, directly or indirectly, hire for employment, retain as an independent contractor or consultant, or induce to terminate employment any individual who is employed with the other party as of the date of this Agreement.

9. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to HBI, to:	Randolph L. Knepper
President and Chief Executive Officer
Heritage Bancshares, Inc.
794 Blanding Boulevard
Orange Park, Florida 32065
Telecopy Number: (904) 643-7365

With required copies to:	John P. Greeley, Esq.
Smith Mackinnon, PA
255 South Orange Avenue, Suite 800
Orlando, Florida 32801
Telecopy Number: (407) 843-2448

If to JBI, to:	Gilbert J. Pomar, III
President and Chief Executive Officer
Jacksonville Bancorp, Inc.
100 North Laura Street
Jacksonville, Florida 32202
Telecopy Number: (904) 421-3050

With required copies to:	Halcyon E. Skinner, Esq.
McGuireWoods LLP
50 North Laura Street, Suite 3300
Jacksonville, Florida 32202
Telecopy Number: (904) 360-6324

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

10. Complete Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes, terminates and renders of no further force or effect all prior or contemporaneous agreements and understandings between the parties, both written and oral, with respect to its subject matter.

11. Amendment; Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

12. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflict of law provisions thereof (except to the extent that mandatory provisions of federal law are applicable). This Agreement shall be binding upon any successor to JBI or HBI. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

15. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

16. Attorney’s Fees. In the event any action in law or equity or other proceeding is brought for the enforcement of this Agreement or in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to its attorney's fees and other costs reasonably incurred in such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

JACKSONVILLE BANCORP, INC.

By:   /s/ Gilbert J. Pomar, III
Gilbert J. Pomar, III
President and Chief Executive Officer

HERITAGE BANCSHARES, INC.

By:   /s/ Randolph L. Knepper
Randolph L. Knepper
President and Chief Executive Officer